Exhibit 99.2

STATE OF NORTH CAROLINA		IN THE GENERAL COURT OF JUSTICE
SUPERIOR COURT DIVISION
COUNTY OF MECKLENBURG		04-cvs-20317

MedCath Incorporated,	)
)
Plaintiff,	)
)
v.	)	COUNTERCLAIM
)
QuadraMed Corporation	)
)
Defendant.	)
)

Defendant and Counterclaim Plaintiff, QuadraMed Corporation (“QuadraMed) hereby counterclaims against Plaintiff and Counterclaim Defendant, MedCath Incorporated (“MedCath”), and in support thereof, states as follows:

PARTIES AND JURISDICTION

1. QuadraMed is a Delaware corporation with its principal place of business in Reston, Virginia. QuadraMed is primarily engaged in the business of developing and selling computer software products for the healthcare industry.

2. MedCath is a Delaware corporation with its principal place of business in Charlotte, North Carolina. MedCath is a publicly traded, for-profit specialty heart hospital chain with significant physician ownership.

3. Jurisdiction and venue are proper in this Court.

FACTUAL ALLEGATIONS

4. On or about November 20, 2002, QuadraMed and MedCath executed a Master Software License and Services Agreement and Affinity Order Form, which collectively, as amended, constitute the parties’ contract (“the Contract”).

5. The Contract provided for MedCath to purchase from QuadraMed a perpetual license to use certain QuadraMed developed software products with associated services and support from QuadraMed.

6. At the time the parties entered into the Contract, MedCath had ten (10) hospitals in operation and three (3) under construction, with plans to open as many as twelve (12) additional hospitals over the course of the next several years.

7. The license provided for in the Contract permitted MedCath to use the QuadraMed software products in all current and future MedCath hospitals, provided that the total number of patient beds in those hospitals did not exceed 1600.

8. The size of MedCath’s commitment caused QuadraMed to grant MedCath with a significant discount. The Contract provided that MedCath would pay license fees to QuadraMed for all QuadraMed products (except the Computerized Physician Order Entry (“CPOE”) module) in the total amount of $5,803,817.

9. Of that total amount, $570,000 was payable upon execution of the Contract, seven installments of $570,000 each were payable quarterly beginning March 31, 2003 and continuing through September 30, 2004, and a remaining amount due of $1,243,817 was payable on December 1, 2004.

10. Subsequent to the execution of the Contract, in accordance with MedCath’s request and schedule, QuadraMed proceeded to install its software at three MedCath hospitals and MedCath’s central business office in Charlotte, North Carolina.

11. In addition to providing the software products, support and services called for in the Contract, QuadraMed spent tens of thousands of hours of additional time, for which it did not bill MedCath, developing enhancements and responding to other special requests made by MedCath that were not required by the parties’ Contract.

12. In the summer of 2003, and as a result of changes in MedCath’s plans to expand the number of its hospitals, MedCath approached QuadraMed and requested that the Contract be reduced to cover only 1200 beds, with a corresponding reduction in the license fees.

13. QuadraMed was amenable to this request and, as a result, on or about September 17, 2003, the parties amended the Contract to reduce the scope of the license to 1200 beds and to eliminate the requirement of a final payment on December 1, 2004 in the amount of $1,243,817. All other license payment obligations remained in effect.

14. In October 2003, the United States Congress passed the Medicare Modernization Act which, among other things, placed a moratorium on the construction of new physician-owned specialty hospitals, such as those operated by MedCath. This had the effect of freezing MedCath’s expansion plans.

15. Furthermore, the passage of the Medicare Modernization Act forced MedCath to further rethink and revise its entire business model. Upon information and belief, MedCath has changed its business model, and now no longer needs the enterprise-wide software solution that it originally had contracted with QuadraMed to provide.

16. MedCath’s change in business direction has resulted in significant changes in senior management at MedCath. It has become apparent from conversations between QuadraMed and MedCath that current MedCath management is attempting to avoid MedCath’s obligations pursuant to the Contract. MedCath has only recently (and belatedly) raised product performance issues with the QuadraMed software as a subterfuge to mask what is actually a highly significant change in their business prospects and plans and in an effort to avoid the remaining payments due under the Contract.

17. QuadraMed has complied in all respects with its obligations under the Contract.

18. Without justification or excuse, MedCath has failed to pay QuadraMed the $570,000 license fee installment due on or before June 30, 2004 and the $570,000 license fee installment due on or before September 30, 2004.

19. On or about November 15, 2004, MedCath attempted to unilaterally terminate the Contract without justification or legal basis to do so.

COUNT I – BREACH OF CONTRACT

20. QuadraMed hereby incorporates paragraphs 1 through 19 as if fully set forth herein.

21. The Contract constitutes a valid and binding contract between the parties.

22. Pursuant to the terms of the Contract, MedCath is obligated to pay QuadraMed all license fees due thereunder as when they became due and pursuant to the schedule set forth in the Contract.

23. MedCath has failed to make installment payments due on or before June 30, 2004 and on or before September 30, 2004, in the total amount of $1,140,000.00.

24. Such failures to make installment license fee payments as and when they became due constitute material breaches of contract by MedCath and have caused QuadraMed damages in an amount of no less than $1,140,000.00 plus the loss of use of that sum.

25. MedCath’s purported unilateral termination of the Contract without justification constitutes a material breach of contract by MedCath, causing QuadraMed such additional damages as it may prove at trial.

26. The Contract provides that in the event QuadraMed brings an action to enforce the Contract and prevails, it shall be entitled to its attorneys’ fees.

WHEREFORE, for the foregoing reasons, Defendant and Counterclaim Plaintiff, QuadraMed Corporation, respectfully prays this Court that:

1. Judgment be entered in its favor against MedCath Incorporated in the amount of at least One Million One Hundred Forty Thousand Dollars ($1,140,000.00), plus such additional damages as may be proven at trial;

2. It have and recover its attorneys’ fees as provided in the contract;

3. It have and recover all costs of this action; and

4. It have such other and further relief as this Court deems just.

This the 9 day of December, 2004.

/s/ William L. Rikard, Jr.
N.C. State Bar No. 3701
williamrikard@parkerpoe.com

OF COUNSEL:

PARKER POE ADAMS & BERNSTEIN, L.L.P.

Three Wachovia Center

401 South Tryon Street, Suite 3000

Charlotte, NC 28202

Telephone: (704) 372-9000

Facsimile: (704) 334-4706

CERTIFICATE OF SERVICE

This is to certify that on this date I served a copy of the foregoing Counterclaim by mailing a copy thereof by United States first-class mail, postage pre-paid, and addressed as follows:

Gregory J. Murphy
Amy Lamoureux
Moore & Van Allen, PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202-4003

This the 9 day of December, 2004.

/s/
William L. Rikard, Jr.